As filed with the Securities and Exchange Commission on March 1, 2017

Registration No. 333-91179

Registration No. 333-38996

Registration No. 333-49802

Registration No. 333-66720

Registration No. 333-98415

Registration No. 333-115942

Registration No. 333-129836

Registration No. 333-159391

Registration No. 333-174241

Registration No. 333-188546

Registration No. 333-203978

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91179

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-38996

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-49802

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-66720

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-98415

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-115942

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-129836

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159391

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174241

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-188546

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203978

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIONBRIDGE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3398462
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Winter Street Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Lionbridge Technologies, Inc. 2011 Stock Incentive Plan

Lionbridge Technologies, Inc. 2005 Stock Incentive Plan

Lionbridge Technologies, Inc. 1998 Stock Incentive Plan

(Full title of the plans)

Rory J. Cowan

Chief Executive Officer

Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, MA 02451

Telephone: (781) 434-6000

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Margaret A. Shukur

Senior Vice President and General Counsel

1050 Winter Street

Waltham, MA 02451

Telephone: (781) 434-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Lionbridge Technologies, Inc., a Delaware corporation (the “Company”), remove from registration all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-91179), filed with the Commission on November 18, 1999, pertaining to the registration of 5,221,274 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 1998 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-38996), filed with the Commission on June 9, 2000, pertaining to the registration of 745,941 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 1998 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-49802), filed with the Commission on November 13, 2000, pertaining to the registration of 3,000,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 1998 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-66720), filed with the Commission on August 3, 2001, pertaining to the registration of 546,665 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 1998 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-98415), filed with the Commission on August 20, 2002, pertaining to the registration of 1,200,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 1998 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-115942), filed with the Commission on May 27, 2004, pertaining to the registration of 2,000,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 1998 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-129836), filed with the Commission on November 18, 2005, pertaining to the registration of 4,000,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 2005 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-159391), filed with the Commission on May 21, 2009, pertaining to the registration of 4,500,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 2005 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-174241), filed with the Commission on May 16, 2011, pertaining to the registration of 4,500,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 2011 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-188546), filed with the Commission on May 10, 2013, pertaining to the registration of 4,000,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 2011 Incentive Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-203978), filed with the Commission on May 8, 2015, pertaining to the registration of 3,500,000 shares of Common Stock of the Company, relating to the Lionbridge Technologies, Inc. 2011 Incentive Compensation Plan.

On December 12, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LBT Acquisition, Inc., a Delaware corporation (“Parent”), and LBT Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective as of February 28, 2017, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

Pursuant to the Merger and subject to the terms of the Merger Agreement, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than (i) shares owned by Parent, Merger Sub or the Company, (ii) shares held by any subsidiary of the Company or Parent (other than Merger Sub) and certain shares being contributed to Parent by a stockholder of the Company, and (iii) any shares as to which the holders thereof have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Delaware law) was cancelled and converted into the right to received $5.75 per share in cash, without interest thereon and subject to any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham in the Commonwealth of Massachusetts, on March 1, 2017.

LIONBRIDGE TECHNOLOGIES, INC.

By:	/S/ RORY J. COWAN
Name: Rory J. Cowan
Title: Chief Executive Office, President and Chairman of the Board (Principal Executive Officer)

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign the Post- Effective Amendments.